As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-294989

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEMAB THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	41-4241952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Main Street, Suite 1220

Cambridge, MA 02142

(617) 553-3952

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benny Sørensen, M.D., Ph.D.

President and Chief Executive Officer

Hemab Therapeutics Holdings, Inc.

101 Main Street, Suite 1220

Cambridge, MA 02142

(617) 553-3952

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cynthia T. Mazareas, Esq. Scott N. Lunin, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Benjamin K. Marsh, Esq. Kristopher D. Brown, Esq. Justin S. Platt, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 of Hemab Therapeutics Holdings, Inc. (File No. 333-294989) (the “Registration Statement”) is an exhibits-only filing to file Exhibit 10.11 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page and the exhibit filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq Global Select Market initial listing fee.

Amount
Securities and Exchange Commission registration fee	$33,632
Financial Industry Regulatory Authority, Inc. filing fee	30,500
Nasdaq Global Select Market initial listing fee	325,000
Accounting fees and expenses	1,200,000
Legal fees and expenses	3,700,000
Transfer agent and registrar’s fees and expenses	7,500
Printing and mailing expenses	150,000
Miscellaneous	303,368

Total expenses	$5,750,000

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL provides, generally, that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Our restated certificate of incorporation that will be effective immediately prior to the completion of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer or, while our director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employment benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred on or on behalf of the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our restated certificate of incorporation that will be effective immediately prior to the completion of this offering also provides that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer or, while our director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by he or she in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon applications that, despite the adjudication of such liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnify for expenses (including attorney’s fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, we intend to enter into indemnification agreements with all of our executive officers and directors prior to the completion of this offering. In general, these agreements provide that we will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act in connection with such offering. Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Share Capital

On February 15, 2023, Hemab ApS issued and sold 442,205 shares of its Series B Preference Shares to twelve investors at a price per share of $305.85 in cash, for an aggregate purchase price of $135,248,399.25.

On October 23, 2025, Hemab ApS issued and sold 512,991 shares of its Series C Preference Shares to seventeen investors at a price per share of $305.85 in cash, for an aggregate purchase price of $156,898,297.35.

On March 30, 2026, in connection with the corporate reorganization, we issued 23,343 shares of Series Seed Preferred Stock, 225,866 shares of Series A Preferred Stock, 442,205 shares of Series B Preferred Stock, 512,991 shares of Series C Preferred Stock and 946,000 shares of common stock, to the then-existing shareholders of Hemab ApS in exchange for the same number and class of shares of Hemab ApS. No cash consideration was paid in connection with the corporate reorganization.

No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder relative to transactions by an issuer not involving any public offering, or pursuant to Regulation S thereunder in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, to the extent an exemption from such registration was required. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Equity Grants and Exercises

From March 28, 2023 to December 14, 2023, Hemab ApS granted to certain of its employees, directors, advisors and consultants warrants to subscribe for an aggregate of 969,232 ordinary shares at an exercise price of $7.07.

From May 13, 2024 to October 21, 2024, Hemab ApS granted to certain of its employees, directors, advisors and consultants warrants to subscribe for an aggregate of 175,296 ordinary shares at an exercise price of $6.97.

From February 11, 2025 to June 19, 2025, Hemab ApS granted to certain of its employees, directors, advisors and consultants warrants to subscribe for an aggregate of 303,182 ordinary shares at an exercise price of $7.67.

From January 4, 2026 to February 16, 2026, Hemab ApS granted to certain of its employees, directors, advisors and consultants warrants to subscribe for an aggregate of 2,294,798 ordinary shares at an exercise price of $6.00.

On March 30, 2026, in connection with the corporate reorganization, each outstanding warrant to subscribe for the purchase of ordinary shares of Hemab ApS was assumed by Hemab Therapeutics Holdings, Inc. and converted into a warrant to purchase the same number of shares of common stock of Hemab Therapeutics Holdings, Inc. Any warrant exercise price that had been denominated in DKK prior to the corporate reorganization was converted into an exercise price in U.S. dollars at the exchange rate as in effect at the close of business on the business day prior to the corporate reorganization.

On April 23, 2026, we granted stock options to purchase an aggregate of 306,900 shares of common stock, at an exercise price per share equal to the initial public offering price, effective upon the pricing of this offering.

The securities described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, advisors, and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, or pursuant to Regulation S thereunder in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

2.1*	Share Contribution and Exchange Agreement, dated March 30, 2026, by and between the Registrant and the parties thereto

3.1*	Certificate of Incorporation of the Registrant, as currently in effect

3.2*	Bylaws of the Registrant, as currently in effect

3.3*	Form of Restated Certificate of Incorporation of the Registrant (to be effective immediately prior to the completion of this offering)

3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective immediately prior to the completion of this offering)

3.5*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, effective as of April 24, 2026

4.1*	Specimen Stock Certificate evidencing the shares of common stock

Exhibit Number	Description of Exhibit

4.2*	Form of Warrant Agreement

4.3*	Investors’ Rights Agreement, dated March 30, 2026, by and between the Registrant and the parties thereto

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1*	2026 Equity Incentive Plan

10.2*	Form of Agreements under 2026 Equity Incentive Plan

10.3*	2026 Employee Stock Purchase Plan

10.4†*	License Agreement, dated November 22, 2019, by and between Novo Nordisk A/S and the Registrant (formerly, Ebumab Hemophilia ApS), as amended by Amendment Agreement to License Agreement, dated March 26, 2020, by and between Novo Nordisk A/S and the Registrant

10.5†*	DuoBody® License Agreement, dated April 1, 2020, by and between Genmab A/S and the Registrant (formerly, Ebumab Hemophilia ApS)

10.6*	Executive Employment Agreement by and between Hemab Therapeutics Inc. and Benny Sørensen, as amended

10.7*	Service Agreement by and between Hemab ApS and Mads Behrndt, as amended

10.8*	Employment Offer Letter by and between Hemab Therapeutics Inc. and Catherine Madigan, as amended

10.9*	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors

10.10*	Non-Employee Director Compensation Policy

10.11	Master Service Agreement between the Registrant and Ancora Global Advisory AG

21.1*	Subsidiaries of the Registrant

23.1*	Consent of EY Godkendt Revisionspartnerselskab, independent registered public accounting firm

23.2*	Consent of Wilmer Cutler Pickering Hale and Door (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Previously filed.
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.

(c) Filing Fee Table

The information required to be furnished by paragraph (c) of this Item is incorporated herein by reference to Exhibit 107.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 28th day of April, 2026.

Hemab Therapeutics Holdings, Inc.

By: /s/ Benny Sørensen, M.D., Ph.D.
Benny Sørensen, M.D., Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benny Sørensen, M.D., Ph.D. Benny Sørensen, M.D., Ph.D.	President and Chief Executive Officer, Director (Principal Executive Officer)	April 28, 2026

/s/ Mads Behrndt, M.Sc. Mads Behrndt, M.Sc.	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2026

* John Maraganore, Ph.D.	Chair of the Board	April 28, 2026

* Linda Bain	Director	April 28, 2026

* Laura Tadvalkar, Ph.D.	Director	April 28, 2026

* Akshay Vaishnaw, M.D., Ph.D.	Director	April 28, 2026

*By:	/s/ Benny Sørensen, M.D., Ph.D.
Benny Sørensen, M.D., Ph.D. Attorney-in-fact